For period ending 	 July 31, 2016		Exhibit
77Q1
File number	 811-8764


SUB-ADVISORY AGREEMENT

	Agreement dated as of May 9, 2016 between UBS Asset
Management (Americas) Inc. ("UBS AM") (f/k/a UBS Global
Asset Management (Americas) Inc.), a Delaware corporation, and Aviva Investors Americas LLC ("Sub- Adviser"), a
Delaware limited liability  company (the "Agreement").

RECITALS

(1)	UBS AM has entered into a Management
Agreement dated as of August 1, 2008  ("Management
Agreement"), with PACE(r) Select Advisors Trust ("Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended
("1940 Act"), with respect to PACE(r)  Alternative Strategies
Investments  ("Portfolio"); and

(2) 	UBS AM is authorized to retain one or more sub-
advisers to furnish certain investment advisory services to UBS AM and the Portfolio;

(3)	UBS AM desires to retain the Sub-Adviser to
furnish certain investment advisory services to UBS AM and the Portfolio or a designated portion of the assets
("Segment") of the Portfolio; and

(4)	The Sub-Adviser is willing to furnish such services;

Now therefore, in consideration of the premises and mutual covenants herein contained, UBS AM and the Sub-Adviser agree as follows:

1.	Appointment.  UBS AM hereby appoints the Sub-
Adviser as a discretionary investment sub-adviser with respect to the Portfolio or Segment for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Duties as Sub-Adviser.

(a)	Subject to the supervision and direction of the
Trust's Board of Trustees (the "Board") and review by UBS AM, and any written guidelines adopted by the Board or UBS AM and provided to the Sub-Adviser, the Sub-Adviser will provide a continuous investment program for the Portfolio or Segment, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Portfolio or Segment. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Portfolio or Segment. The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for the Portfolio or Segment. The Sub-Adviser understands that the Portfolio's assets need to be managed so as to permit the Portfolio to qualify or to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended ("Code"). The Sub-Adviser will provide services under this Agreement in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the 1940 Act, and any amendments or supplements thereto and provided to the Sub-Adviser ("Registration Statement"). The Sub-Adviser, on each business day, shall provide UBS AM and the Trust's custodian such information as UBS AM and the Trust's custodian may reasonably request relating to all transactions concerning the Portfolio or Segment. UBS AM shall provide to the Sub-Adviser any additional information that the Sub-Adviser may reasonable request to assist it in managing the Portfolio or Segment.

UBS AM hereby designates and appoints the Sub-Adviser as its and the Portfolio's limited purpose agent and attorney-in-fact, without further prior approval of UBS AM (except as expressly provided for herein or as may be required by law) to make and execute, in the name and on behalf of the Portfolio, all agreements, instruments and other documents and to take all such other action which the Sub-Adviser considers necessary or advisable to carry out its duties hereunder. By way of example and not by way of limitation, in connection with any purchase for the Portfolio or Segment of securities or instruments that are not registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), the Sub-Adviser shall have the full power and authority, among other things, to: (i) commit to purchase such securities for the Portfolio on the terms and conditions under which such securities are offered; (ii) execute such account opening and other agreements, instruments and documents (including, without limitation, purchase agreements, subscription documents, ISDA and other swap and derivative documents), and make such commitments, as may be required in connection with the purchase and sale of such securities or instruments; (iii) represent that the Portfolio is an "accredited investor" as defined in Rule 501 (a) of Regulation D under the Securities Act and a "Qualified Institutional Buyer" as defined in Rule 144A (a) (1) (i) under the Securities Act; and (iv) commit that such securities will not be offered or sold by the Portfolio except in compliance with the registration requirements of the Securities Act or an exemption therefrom. This power-of-attorney is a continuing power-of-attorney and shall remain in full force and effect until revoked by UBS AM or the Trust in writing, but any such revocation shall not affect any transaction initiated prior to receipt by the Sub-Adviser of such notice.

When investing in non-US securities, the Sub-Advisor is responsible for identifying and complying with all applicable laws and regulations of the jurisdiction in which the security is traded to the extent applicable to Sub-Adviser and the Portfolio. The Sub-Advisor shall use the degree of care, diligence and skill that a reasonably prudent investment manager would exercise under the circumstances not to establish or add to existing positions in securities that are subject to any applicable foreign ownership limits or levels ("FOL'') at a time when it is reasonably foreseeable that such purchases will have to be sold due to FOL limits or levels applicable on a stand-alone basis to the Segment or the Portfolio.


(b)	The Sub-Adviser agrees that it will not consult with
any other sub-adviser ("Other Sub-Adviser") for the Trust or Portfolio concerning any transaction by the Portfolio or Segment in securities or other assets, including (i) the purchase by the Portfolio or Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-
Adviser, to the Trust or Portfolio except as permitted by the 1940 Act or (ii) transactions by the Portfolio or Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter. The parties acknowledge and agree that the Sub-Adviser may, at its expense and in its discretion, utilize personnel employed by affiliates of the Sub-Adviser to perform services pursuant to this Agreement by way of a "participating affiliate" agreement in accordance with, and to the extent permitted by, the Act and the Investment Advisers Act of 1940, as amended (the "Advisers
Act"), including the published interpretations thereof by the SEC or its staff. Such participating affiliate agreement shall subject the personnel providing such services to the Sub-
Adviser's compliance and other programs with respect to their activities on behalf of the Portfolio or Segment. For the avoidance of doubt, it is acknowledged and agreed that the Sub-Adviser assumes full responsibility for all actions, and any failure to act, by each person utilized by the Sub-Adviser to perform services under this Agreement. The parties further acknowledge and agree that the Sub-Adviser and/or its participating affiliate may, in its discretion, utilize a third party to perform administrative support services, provided that the Sub-Adviser's use of such service provider does not relieve the Sub-Adviser of any obligation under this Agreement.


(c)	Unless otherwise instructed by UBS AM or the
Trust, the Sub-Adviser agrees that it will be responsible for voting proxies of issuers of securities held by the Portfolio or Segment to the extent the Sub-Adviser receives the proxy materials on a timely basis. The Sub-Adviser further agrees that it will adopt written proxy voting procedures that shall comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended ("Advisers
Act") ("Proxy Voting Policy"), and that shall be acceptable to the Board. The Sub-Adviser shall also provide its Proxy
Voting Policy, and if requested by UBS AM, a summary of such Proxy Voting Policy for inclusion in the Trust's registration statement, and will provide UBS AM with any material amendment to the Proxy Voting Policy within a reasonable time after such amendment has taken effect.
The Sub-Adviser further agrees that it will provide the Board on or before August 1st of each year, or more frequently as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period ending June 30, or such other period as the Board may designate, in a format that shall comply with the 1940 Act and that shall be acceptable to the Board.

(d) 	The Sub-Adviser agrees that upon the request of
UBS AM or the Board, Sub-Adviser shall exercise the rights incident to the securities held by the Portfolio or Segment in the context of a bankruptcy or other reorganization. The Sub-Adviser further agrees that it will keep UBS AM fully informed about any such actions that it intends to take. Sub-Adviser shall not be responsible for managing, monitoring or conducting litigation (including class action or bankruptcy proceedings) or other proceedings related to any investment held or once held in the Portfolio or Segment and UBS AM acknowledges and agrees that it, and any legal adviser of UBS AM, shall remain solely responsible for the management of such proceedings.

(e)	The Sub-Adviser agrees that it will place orders
with brokers in accordance with best execution policies, taking into account best price as an important factor in this decision, provided that, on behalf of the Portfolio or Segment, the Sub-Adviser may, in its discretion, use brokers that provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Portfolio or Segment, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser's determination in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Portfolio or Segment and its other clients and that the total commissions paid by the Portfolio or Segment will be reasonable in relation to the benefits to the Portfolio or Segment over the long term. In no instance will portfolio securities be purchased from or sold to UBS AM or the Sub-Adviser, the Trust's principal underwriter, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. UBS AM will provide the Sub-Adviser with a list of such affiliates and will update such list as necessary, and the Sub-Adviser will only be responsible for complying with such requirement to the extent it has been provided such list. The Sub-Adviser may aggregate sales and purchase orders with respect to the assets of the Portfolio or Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates.
Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Portfolio or Segment and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. UBS AM recognizes that in some cases this procedure may adversely affect the results obtained for the Portfolio or Segment. UBS AM acknowledges that the Sub-Adviser trades on a global basis and manages accounts formed under and which are subject to the rules of jurisdictions outside of the United States. As a result, in order to comply with different regulatory requirements, Sub-Adviser may be required to execute trades for similar securities for other clients on different markets or trading venues and it may not be possible to aggregate trades or to obtain the same prices or terms for the same trade.

Subject to the Sub-Adviser's obligations to seek best execution, UBS AM agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Portfolio or Segment and the Trust with any broker-dealer deemed to be an affiliate (including affiliated FCMs) of the Sub-Adviser (the "Affiliated Broker-Dealers") so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part 2A of the Sub-Adviser's Form ADV Registration Statement on file with the Securities and Exchange Commission ("Form ADV")) of Section 11(a)(1)(H) of the Securities Exchange Act of 1934 (the "1934 Act"), and in compliance with Rules 17e-1 or 10f-3 under the 1940 Act or other applicable rules and the Trust's policies and procedures thereunder. In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to UBS AM, the Portfolio or the Trust. In the event Sub-Adviser becomes affiliated (as deemed under the federal securities laws) with a broker-dealer during the term of this Agreement, Sub-Adviser shall obtain the approval of the Trust's Board of Trustees prior to commencement of transactions with such broker-dealer on behalf of the Portfolio or the Trust.

UBS AM further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the
"Cross Transactions") on behalf of the Portfolio and the Trust. Cross Transactions are transactions which may be effected by the Affiliated Broker-Dealers acting for both the Portfolio or the Trust and the counterparty to the transaction. Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Portfolio or the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order. As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Portfolio and the Trust and its clients generally. UBS AM, the Portfolio and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities. Sub-Adviser shall effect such Cross Transactions in compliance with Rule
206(3)-2 under the Advisers Act, Rule 17a-7 under the 1940
Act, and any other applicable provisions of the federal securities laws and shall provide UBS AM with periodic reports describing such agency cross transactions. UBS AM understands that the authority of the Sub-Adviser to execute agency Cross Transactions for the Portfolio is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from UBS AM, and that the failure to terminate such authorization will result in its continuation.


(f)	The Sub-Adviser shall maintain separate detailed
records of all matters pertaining to the Portfolio or Segment, including, without limitation, brokerage and other records of all securities transactions to the extent required by the Advisers Acts or the 1940 Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request; provided that the Sub-Adviser shall be entitled to maintain copies of such records to the extent required by law or regulation of the Sub-Adviser's policies and procedures. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act, and will furnish the Board and UBS AM with such periodic and special reports as the Board or UBS AM may reasonably request.

(g)	At such times as shall be reasonably requested by
the Board or UBS AM, the Sub-Adviser will provide the Board and UBS AM with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Portfolio or Segment and make available to the Board and UBS AM any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

(h)	In accordance with procedures adopted by the
Board, as amended from time to time, the Sub-Adviser shall provide reasonable assistance to the Board and UBS AM in the fair valuation of the portfolio securities in the Portfolio or Segment for which the custodian is unable to obtain prices in the ordinary course of business from an automated pricing service. In such instances, the Sub-Adviser shall use its reasonable efforts to arrange for the provision of a price or prices from one or more parties independent of the Sub-Adviser. In the event Sub-Adviser is unable to reasonably obtain a price, Sub-Adviser shall provide a fair value proxy recommendation. Notwithstanding any services or assistance Sub-Adviser may provide in accordance with this
Section 2(h) with respect to arranging for the provision of prices or providing valuation recommendations for Portfolio or Segment securities, UBS AM acknowledges that they are responsible for all pricing and valuation determinations.


The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by a Sub-Adviser and may be required for the Trust or UBS
AM to comply with their respective obligations under applicable federal securities laws, including, without limitation, the
1940 Act, the Advisers Act, the 1934 Act, the Securities Act, and any rule or regulation thereunder.

3.	Further Duties.  In all matters relating to the
performance of this Agreement, the Sub-Adviser will seek to act in conformity with the Trust's Trust Instrument, By-Laws and Registration Statement, the Trust's policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser (together, the "Trust Compliance Procedures") and with the written instructions and written directions of the Board and UBS AM, and will comply with the requirements of the 1940 Act, and the Advisers Act, and the rules under each, the Code, and all other federal and state laws and regulations applicable to the Trust and the Portfolio. UBS AM agrees to provide to the Sub-Adviser copies of the Trust's Trust Instrument, By-Laws, Registration Statement, Trust's Compliance Procedures, written instructions and directions of the Board and UBS AM, and any amendments or supplements to any of these materials as soon as practicable after such materials become available. UBS AM further agrees to identify to the Sub-Adviser in writing any broker-dealers that are affiliated with UBS AM (other than UBS Financial Services Inc. and UBS
Asset Management (US) Inc.).

In order to assist the Trust and the Trust's Chief Compliance Officer (the "Trust CCO") to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Adviser shall provide to the Trust CCO: (i) direct access to the Sub-Adviser's chief compliance officer and/or other senior compliance personnel, as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Trust Compliance Procedures in managing the Portfolio or Segment; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-
Adviser's management of the Portfolio or Segment.

The Sub-Adviser shall promptly provide the Trust CCO with copies of: (i) the Sub-Adviser's policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws (together, the "Sub-Adviser Compliance Procedures"), and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO's performance of the Trust CCO's responsibilities under Rule 38a-1 to review, evaluate and report to the Trust's Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Portfolio or Segment. The Sub-Adviser shall provide to the Trust CCO: (i) quarterly reports confirming the Sub-Adviser's compliance with the Sub-Adviser
Compliance Procedures in managing the Portfolio or Segment, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Portfolio or Segment. At least annually, the Sub-Adviser shall provide a certification to the Trust CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with any applicable Federal Securities Laws, subject to such interpretations as may be contained in the Trust Compliance Procedures.

The Sub-Adviser will promptly provide UBS AM with information (including information that is required to be disclosed in the Trust's registration statement) with respect to the portfolio managers responsible for the Portfolio or Segment and any changes in the portfolio managers responsible for the Portfolio or Segment.

To the extent permitted by law or regulation, the Sub-
Adviser will promptly notify UBS AM of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry against the Sub-
Adviser.

The Sub-Adviser will cooperate promptly and fully with UBS
AM and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Portfolio or UBS AM brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the Securities and Exchange Commission ("SEC")).

4.	Expenses.  During the term of this Agreement, the
Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Portfolio or UBS AM (including any brokerage commissions, transaction costs or pricing service) except as otherwise specifically provided herein.

Upon request by UBS AM, Sub-Adviser agrees to reimburse
UBS AM or the Trust for costs associated with generating and distributing any Registration Statement (as defined herein) for when the Sub-Adviser is given a copy of a draft of such Registration Statement reasonably in advance of the deadline, is notified of the deadline, and fails to promptly disclose to UBS AM facts then known to the Sub-Adviser or its personnel that would require disclosure (or amendments to disclosure) in the Fund's Registration Statement in time for such disclosure or amendments to disclosure to be included in such Registration Statement. The Sub-Adviser shall bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-
Adviser.

5.	Compensation.

(a)	For the services provided and the expenses
assumed by the Sub-Adviser pursuant to this Agreement, UBS AM, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of ___% of the average daily net assets of the Portfolio or Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed. If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-Adviser's Segment.

(b)	The fee shall be accrued daily and payable monthly
to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

(c)	For those periods in which UBS AM has agreed to
waive all or a portion of its management fee, UBS AM may ask the Sub-Adviser to waive the same proportion of its fees, but the Sub-Adviser is under no obligation to do so.

(d)	If this Agreement becomes effective or terminates
before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

6. Limitation of Liability.

(a) 	The Sub-Adviser shall not be liable for any error of
judgment or mistake of law or for any loss suffered by the Portfolio, the Trust or its shareholders or by UBS AM in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b)	In no event will the Sub-Adviser have any
responsibility for any other portfolio of the Trust, for any portion of the Portfolio not managed by the Sub-Adviser or for the acts or omissions of any Other Sub-Adviser to the Trust or Portfolio, the Trust's custodian. In particular, in the event the Sub-Adviser shall manage only a Segment of the Portfolio, the Sub-Adviser shall have no responsibility for the Portfolio's being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio's failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Portfolio managed by the
Sub-Adviser are such that such Segment would not be in such violation or fail to so qualify if such Segment were deemed a separate series of the Trust or a separate regulated investment company under the Code, unless such violation was due to the Sub-Advisers failure to comply with written guidelines adopted by the Board or UBS AM and provided to the Sub-Adviser.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

7.	Representations of Sub-Adviser and UBS AM.  The
Sub-Adviser represents, warrants and agrees as follows:

(a)	The Sub-Adviser (i) is registered as an investment
adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;
(ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;
(iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify UBS AM of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	The Sub-Adviser has adopted a written code of
ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide UBS AM and the Board with a copy of such code of ethics, together with evidence of its adoption. Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to UBS AM that the Sub-Adviser has complied with the requirements of Rule 17j-
1 during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of UBS AM, the Sub-Adviser shall permit UBS AM, its employees or its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser's code of ethics.

(c)	The Sub-Adviser has provided UBS AM with a copy
of its Form ADV, as most recently filed with the SEC, and promptly will furnish a copy of all amendments to UBS AM at least annually.

(d)	The Sub-Adviser will notify UBS AM of any change
of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Sub-Adviser, in each case prior to or as soon after such change as possible.

(e)	The Sub-Adviser agrees that neither it nor any of its
affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Portfolio, UBS AM or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of UBS AM.

(f)	The Sub-Adviser hereby represents that it has
implemented policies and procedures that are reasonably designed to prevent the disclosure by it, its employees or its agents of the Trust's portfolio holdings to any person or entity other than its participating affiliate, service providers, UBS AM, the Trust's custodian, or other persons expressly designated by UBS AM, except to the extent required by law or regulation. The Sub-Adviser further represents that it, its participating affiliate and any service provider receiving portfolio holdings implemented policies and procedures to prevent it, its employees and agents from trading on the basis of any material non-public information provided by UBS AM, the Trust, their affiliates or agents.

(g)	the Sub-Adviser hereby represents, warrants and
agrees that: (1) it is registered with the Commodity Futures Trading Commission (the "CFTC") as a commodity trading advisor and is a member of the National Futures Association
(the "NFA") if required in light of the nature of its activities, and will continue to be so registered, if required, for so long as this Agreement remains in effect; (2) it will comply with the Commodity Exchange Act (the "CEA") and the rules of the CFTC and the NFA to the extent applicable; and (3) it will provide all information reasonably required by UBS AM to fulfill any disclosure and reporting obligations of UBS AM with respect to the Portfolio under the CEA and the rules of the CFTC and the NFA.

(h)	The Sub-Adviser hereby represents and warrants
that it has (i) a sanctions policy in place and communicated to all employees and (ii) adequate sanctions compliance controls reasonably designed to ensure compliance with US, UN, EU and Swiss sanctions laws and regulations and local applicable sanctions laws (the "Sanctions Laws") The Sub-Adviser further represents and warrants that (i) it will not undertake investments or engage in activity that involves either directly or indirectly countries, regimes, jurisdictions or sanctioned parties (individuals / entities) subject to any Sanctions Laws and (ii) will not invest in securities / issuers mentioned on the "Sanctions Securities List (SSSL)" and the list of "Companies Verifiably Involved in Controversial
Weapons (Ethix List)" provided by UBS and updated from time to time.

UBS AM represents, warrants and agrees as follows:

(a) 	UBS AM (i) is registered as an investment adviser
under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;
(iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify UBS AM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b) (i) This Agreement is the legal, valid and binding agreement of UBS AM, enforceable against UBS AM in accordance with its terms, (ii) the person signing this Agreement is authorized by UBS AM to enter into this Agreement, and (iii) UBS AM's execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of UBS AM's or the Trust's governing documents, investment policies or applicable law or any obligations by which UBS AM, the Trust or the Portfolio is bound, whether arising by contract, operation of law or otherwise.

(c) UBS AM acknowledges receipt of the Sub-Adviser's written disclosure statement (Form ADV Part 2) required by Rule 204-3 under the Advisers Act. By signing this
Agreement, UBS AM acknowledges its understanding and approval of the Sub-Adviser's compliance policies and procedures.



8.	Services Not Exclusive. The services furnished by
the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish services to others so long as its services under this Agreement are not impaired thereby, including providing advice and taking action for other clients, including clients receiving similar services, that is the same as or different from advice given to or actions taken for the Portfolio or Segment. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature or to purchase or sell the same or similar assets for their own accounts, subject to all applicable laws, regulations and Trust policies and procedures relating to front running, insider trading, self-dealing or similar trading restriction.

9.	Duration and Termination.

(a)	This Agreement shall become effective upon the
date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Portfolio's outstanding voting securities, unless UBS AM has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Portfolio's outstanding voting securities.

(b)	Unless sooner terminated as provided herein, this
Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio.

(c)	Notwithstanding the foregoing, this Agreement
may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 30 days written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by UBS
AM; (i) upon 120 days written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in Paragraph 7 of this Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub- Adviser or other circumstances that could adversely affect the Portfolio. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty; (i) on 120 days written notice to UBS AM.
This Agreement will terminate automatically in the event of its assignment or upon termination of the Investment
Advisory Agreement, as it relates to this Portfolio.

10.	Amendment of this Agreement.  No provision of
this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Portfolio's outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

11.	Governing Law.  This Agreement shall be construed
in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

12.	Confidentiality.  The Sub-Adviser will treat as
proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Portfolio and its prior, present or potential shareholders. The Sub-Adviser will not use such information for any purpose other than the performance of its responsibilities and duties hereunder.
Such information may not be disclosed except after prior notification to and approval in writing by the Portfolio or if such disclosure is expressly required or requested by applicable federal or state or other regulatory authorities. Notwithstanding the foregoing, the UBS AM and Sub-Adviser agree that the Sub-Adviser may (i) disclose in marketing materials and similar communications that the Sub-Adviser has been engaged to manage assets of the Portfolio or Segment pursuant to this Agreement; (ii) include performance statistics regarding the Portfolio or Segment in composite performance statistics regarding one or more groups of Sub-Adviser's clients published or included in any of the foregoing communications; and (iii) share information to the extent required to perform services pursuant to this Agreement, including with its third party administrative services provider, affiliates, legal counsel, advisors, auditors, agents, the Trust's custodian, and broker-dealers executing transactions for the Portfolio or Segment, or as otherwise reasonably required to perform its services hereunder provided with respect to this subsection (iii) that each such person is under an obligation, using procedures at least as stringent as those the Sub-Adviser would use, to keep the information confidential. UBS AM, the Portfolio, and the Trust shall not disclose confidential information regarding the Sub-Adviser acquired pursuant to the Sub-Adviser's provision of services hereunder unless such disclosure is expressly required by law or regulation, court order or regulatory authority or requested by applicable federal or state or other regulatory authorities.


13.	Use of Name.

(a) It is understood that the names UBS and PACE or any derivative thereof or logo associated with that name is the valuable property of UBS AM and/or its affiliates, and that Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of UBS AM and only so long as UBS AM is Manager to the Trust and/or the Portfolio.

(b) It is understood that the name Aviva or any derivative thereof or logo associated with those names, are the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Portfolio have the right to use such names (or derivative or logo) in offering materials of the Trust with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a Sub-Adviser to the Portfolio. Upon termination of this Agreement, the Trust shall forthwith cease to use such names (or derivatives or logo).

14.	Miscellaneous.  The captions in this Agreement are
included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms majority of the outstanding voting securities, affiliated person, interested person, assignment, broker, investment adviser, net assets, sale, sell and security shall have the same meanings as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

15.	Notices.  Any notice herein required is to be in
writing and is deemed to have been given to the Sub-Adviser or UBS AM upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested, by facsimile machine, electronic email or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to UBS AM will be sent to the attention of:
General Counsel, UBS Asset Management (Americas) Inc.,
1285 Avenue of the Americas, New York, NY 10019. All notices provided to the Sub-Adviser will be sent to the attention of: Chief Operating Officer, Aviva Investors Americas LLC, 225 West Wacker, Ste. 1750, Chicago, IL
60606, email sean.brumble@avivainvestors.com, with copy to Head of Legal at Aviva Investors Americas LLC, 225 West Wacker, Ste. 1750, Chicago, IL 60606 email shani.lavorato@avivainvestors.com.

In witness whereof, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                          			UBS Asset Management
(Americas) Inc.
                                  		1285 Avenue of the
Americas
Attest:                           		New York, NY 10019


By:/s/ Eric Sanders            		By:/s/ William MacGregor
Name:  	Eric Sanders		Name:  William MacGregor
Title:      Director		 	Title:    Executive Director
& Deputy GC


				Aviva Investors Americas LLC
				225 West Wacker Drive, Suite 1750
Attest:				Chicago, IL 60606




By:____________	              By:/s/ Sean Brumble
Name:  				Name:  Sean Brumble
Title:		 		Title:  COO AIA LLC